Contact: Jason Rubin
(610) 344-0200

FOR IMMEDIATE RELEASE

                     Cephalon Announces Private Placement of
                      $30 Million Senior Convertible Notes

         West Chester, PA -- January 16, 1997 -- Cephalon, Inc. (NASDAQ: CEPH) announced today an agreement to issue, in a private placement, $30 million of senior convertible notes. Cephalon plans to use the proceeds of the private placement for general purposes, which may include funding potential technology acquisitions.

         The convertible notes will be sold at par, mature in January 1998 and bear interest at a rate of seven percent per annum. They are convertible into common stock of the company, subject to certain limitations, at a six percent discount to a market price formula at the time of conversion. If not converted into common stock prior to maturity, the securities will be exchanged for higher-yield, fifteen-year debentures.

         The convertible notes cannot be converted at a price less than $25 per share until 75 days after the effectiveness of the registration statement. Cephalon may redeem the notes, at a redemption price equal to 110 percent of the outstanding principal amount plus interest, if the conversion price falls below approximately $21 per share. The closing of the placement is subject to the effectiveness of a registration statement to be filed by the company with the Securities and Exchange Commission covering the resale by the investors of the common stock issuable upon conversion of the convertible notes. Cephalon expects to initially register 1.43 million shares of common stock. Owen, Diaz & Altschul Securities, LLC of New York was the placement agent in the transaction.

         Cephalon, Inc., headquartered in West Chester, PA, is an international biopharmaceutical company that discovers, develops and markets products to treat neurological disorders. The company is developing products for the treatment of ALS, narcolepsy, peripheral neuropathies, Alzheimer's disease, head and spinal injury, and stroke, and currently copromotes two products in the United States for the treatment of neurological conditions.

         This news release may contain forward-looking statements that involve risks and uncertainties. A full discussion of Cephalon's operations and financial condition, including factors that may affect the company's business and future prospects, is contained in documents the company files with the SEC, such as form 10-Q and 10-K reports. These documents identify important factors that could cause the company's actual performance to differ from current expectations.